Exhibit 5.1

Attorneys at Law 233 East Redwood Street Baltimore, Maryland 21202-3332 410-576-4000 www.gfrlaw.com

February 27, 2009

First United Corporation
19 South Second Street
Oakland, Maryland 21550

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of:  (a) 30,000 shares of Fixed Rate Cumulative Perpetual Preferred, Series A, having no par value per share (the “Preferred Stock”), of First United Corporation, a Maryland corporation (the “Corporation”); (b) a warrant dated January 30, 2009 (the “Warrant”) to purchase common stock, par value $.01 per share, of the Corporation (the “Common Stock”); and (c) the 326,323 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares,” and together with the Preferred Stock and the Warrant, the “Securities”).  All of the Securities are being registered on behalf of certain security holders of the Corporation.

The Securities were issued pursuant to a Letter Agreement, dated as of January 30, 2009 (the “Letter Agreement”), between the Corporation and the United States Department of the Treasury, which included the Securities Purchase Agreement – Standard Terms incorporated therein (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (the foregoing are collectively referred to herein as the “Purchase Agreement”).

We are acting as counsel for the Corporation in connection with the registration for resale of the Securities.  We have examined the Registration Statement and Exhibits thereto.  We have also examined and relied upon the Purchase Agreement, the Warrant, the resolutions adopted by the Board of Directors of the Corporation relating to the matters referred to herein and provided to us by the Corporation, the Articles of Incorporation and Bylaws of the Corporation, each as restated, amended and/or supplemented to date, and such other documents, agreements, instruments and certificates of public officials of the State of Maryland and of officers of the Corporation as we have deemed necessary for purposes of rendering the opinions set forth below (the foregoing documents are collectively referred to herein as the “Documents”).

February 27, 2009

In expressing the opinions set forth below, we have assumed, and so far as is known to us there are no facts inconsistent therewith, that all Documents submitted to us as originals are authentic, all Documents submitted to us as certified or photostatic copies conform to the original documents, all signatures on all such Documents are genuine, all public records reviewed or relied upon by us or on our behalf are true and complete, all statements and information contained in the Documents are true and complete, and all signatories to the Documents were legally competent to do so.

Based on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that:

1.           The issuance and sale of the Preferred Stock by the Corporation have been duly authorized by the Corporation, and the Preferred Stock is validly issued, fully paid and non-assessable.

2.           The Warrant has been duly authorized and constitutes a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforceability is considered in an action at law or suit in equity), including the availability of equitable remedies, (iii) procedural requirements of law applicable to the exercise of creditors’ rights generally, and (iv) judicial discretion inherent in the forum addressing enforceability.

3.           The Warrant Shares have been duly authorized and reserved for issuance and, when issued in accordance with the terms of the Warrant, including the terms of the Purchase Agreement to the extent referenced in the Warrant, will be validly issued, fully paid and non-assessable.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  The foregoing opinions are limited to the laws of the State of Maryland, the applicable provisions of the Maryland Constitution, the laws of the United State of America, and reported judicial decisions interpreting these laws, and we do not express any opinion herein concerning any other law.  The foregoing opinions are based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Gordon, Feinblatt, Rothman,
Hoffberger & Hollander, LLC

GORDON, FEINBLATT, ROTHMAN,
HOFFBERGER & HOLLANDER, LLC